Exhibit 99.1

Cincinnati Bell Announces Executive Change

CINCINNATI--(BUSINESS WIRE)--November 23, 2010--Cincinnati Bell Inc. (NYSE: CBB) today announced John Burns, president of CBTS, has resigned from the company to pursue other interests. Ted Torbeck, president and general manager of Cincinnati Bell Communications, will assume responsibility for the operations of CBTS, a Cincinnati-based provider of data center colocation, managed services, and IT equipment. With this change, all Cincinnati-based operations will report to Mr. Torbeck.

CyrusOne, a data center colocation company in Texas that Cincinnati Bell acquired in June 2010, will continue to be led by Dave Ferdman, its president. All existing data center colocation operations outside of Cincinnati will report to Mr. Ferdman.

Cincinnati Bell would like to thank John Burns for his many years of service and contributions to the company.

About Cincinnati Bell Inc.

With headquarters in Cincinnati, Ohio, Cincinnati Bell (NYSE: CBB) provides integrated communications solutions—including local, long distance, data, Internet, entertainment, and wireless services—that keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world. In addition, businesses nationwide ranging in size from start-up companies to large enterprises turn to Cincinnati Bell for efficient, scalable office communications systems as well as complex information technology solutions including data center colocation and managed services. For more information, visit www.cincinnatibell.com.

CONTACT:
Cincinnati Bell Inc.
Lisa McLaughlin, 513-368-1860
lisa.mclaughlin@gyrohsr.com